FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered on July 22, 2016, by and between WENDY’S INTERNATIONAL, LLC, an Ohio limited liability company (“Seller”), NPC QUALITY BURGERS, INC., a Kansas corporation (“Purchaser”), and NPC INTERNATIONAL, INC., a Kansas corporation (“Guarantor” and collectively with Seller and Purchaser, the “Parties”).
WHEREAS, the Parties are parties to that certain Asset Purchase Agreement dated June 24, 2016 (the “Agreement”);
WHEREAS, the Parties desire to amend the Agreement to effect the foregoing as more particularly set forth in this Amendment.

WHEREAS, as an inducement for Seller to enter into this Amendment and in light of the indirect benefits that Guarantor anticipates deriving from the transactions contemplated hereby, Guarantor desires to guarantee Purchaser’s payment and performance of its obligations under this Amendment upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of promises and mutual covenants and premises contained herein, the adequacy of which is hereby acknowledged, the Parties agree and acknowledge as follows:

1.	Recitals. The foregoing recitals are true and correct and are incorporated by this reference.

2.	Capitalized Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning set forth in the Agreement.

3.	Amendments. The Agreement is amended as follows:

(a)	Section 1.02 is amended such that “Subject New Sites” is deleted in its entirety.

(b)	Section 2.04 is amended such that there is a new subsection (d) that states the following:
“(d) any and all liabilities or obligations related to Seller and/or its Affiliates’ Forms I-9 for Hired Employees as described in Section 7.02.”
Section 2.04 is further amended such that “Except for the above-listed items (a)–(d)” shall replace “Except for the above listed items (a)–(c).”

(c)
Section 2.05(a)(i) is deleted in its entirety and replaced with the following, “in consideration of the Assets relating primarily to the Existing Restaurants (exclusive of the items listed below), Twenty-Six Million Five Hundred Fifteen Thousand Eight Hundred Forty-Four Dollars ($26,515,844); plus”.

(d)
Section 2.05(a)(iii) is deleted in its entirety and replaced with the following, “an amount equal to the estimated Final New Site Development Costs (as defined in Section 3.04(a) below) incurred by Seller to develop and open the Restaurants listed on Schedule 2.05(a)(iii) (the “New Sites”), which amount is currently estimated to be Three Million Seven Hundred Seven Thousand Sixty-Three Dollars ($3,707,063) based on Seller’s final budget for the development of each of the New Sites as set forth on Schedule 2.05(a)(iii) (the “Estimated New Site Development Costs”)”.

(e)
Section 2.05(a)(vi) is amended such that the first sentence is deleted in its entirety and replaced with the following: “The total of the amounts listed in (i), (ii), (iii), (iv), and (v), which is Thirty-Four Million One Hundred Seventy-Four Thousand Six Hundred Fifty-Eight Dollars ($34,174,658.00), as adjusted in accordance with Section 3.03(a) is referred to herein as the ‘Closing Amount’.”

(f)	Section 2.05(b)(iv) is deleted in its entirety and replaced with the following:
“Two Hundred Thousand Dollars ($200,000), as the sum of non-refundable fees for the following: (A) Thirty Thousand Dollars ($30,000) for each of the two (2) Existing Restaurants at which Seller recently completed a reimaging project under Franchisor’s “Gut/Scrape and Rebuild” standards as set forth on Schedule 2.05(a)(ii); (B) $20,000 for each of the two (2) Existing Restaurants at which Seller recently completed a reimaging project under Franchisor’s “Ultra-Modern Standard Plus” standards as set forth on Schedule 2.05(a)(ii); (C) $10,000 for the Existing Restaurant at which Seller recently completed a reimaging project under Franchisor’s “Refresh” standards as set forth on Schedule 2.05(a)(ii); and (D) $30,000 for the two (2) New Sites set forth on Schedule 2.05(a)(iii) and for Site #11473 which were recently developed and opened by Seller.”

(g)	Section 2.05(e) is deleted in its entirety and replaced with the following:

“(e) Notwithstanding anything to the contrary in Sections 2.05(a)(iii) or 2.05(a)(iv) above, the Parties agree that Purchaser may be entitled to a refund of the amount paid by Purchaser at the Closing for the Estimated Future Restaurant Development Costs for the Future Restaurant upon the terms and conditions set forth in this Section 2.05(e).
The applicable amounts paid by Purchaser for the Future Restaurant would be subject to a partial refund as provided in this paragraph below. For the Future Restaurant, the amount of the refund, if any, would be based upon the trailing twelve months sales at the Future Restaurant measured at eighteen full calendar months after the opening of the Future Restaurant (such trailing twelve month period, the “Measurement Period”).

Sales for the Measurement Period	Aggregate Percentage of Estimated Future Restaurant Development Costs Refunded
Less than $1.3 MM	40%
$1.3 MM to $1.4 MM	20%
Greater than $1.4MM	0%
Amounts refunded pursuant to this provision with respect to the Future Restaurant shall be appropriately adjusted upon the determination of Final Future Restaurant Development Costs for the Future Restaurant as provided in Section 3.04 below.”

(h)	Section 7.02 “Hiring of Seller’s Employees” is deleted in its entirety and replaced with the following:

“Hiring of Seller’s Employees. Prior to the Closing, Purchaser will offer employment and hire, effective as of the Effective Time, at least some Employees as determined by Purchaser. All such offers of employment shall be pursuant to Purchaser’s standard employment practices and policies. Purchaser shall be responsible for compliance with applicable Law with respect to the hiring of such Employees and the subsequent employment of the Employees who accept employment with Purchaser (collectively, “Hired Employees”) and their qualified beneficiaries for whom a qualifying event occurs after the Effective Time (as such terms are defined in Section 4980B of the Internal Revenue Code of 1986, as amended). Purchaser shall be responsible for the employment-related obligations with respect to Hired Employees from and after the Effective Time, including compensation for services performed for Purchaser from and after the Effective Time (and related employment and withholding taxes), benefits accrued under any Purchaser-sponsored plan or arrangement of Purchaser covering the Hired Employees from and after the Effective Time and workers’ compensation benefits with respect to injuries or incidents occurring from and after the Effective Time. Notwithstanding the foregoing, and for purposes of 8 C.F.R. § 274a.2(b)(viii)(A)(7) only, Purchaser shall be considered a “Successor Employer” of Seller with respect to all Hired Employees. As the Successor Employer, Purchaser shall retain all of Seller’s Forms I-9 for each Hired Employees, and Purchaser assumes all liability for any errors or omissions on previously completed Forms I-9. Seller in no way warrants the U.S. work eligibility of any Employee. Within ten (10) days of Closing, Purchaser shall provide Seller with a list of all Hired Employees, and within thirty (30) days of receipt of such list, Seller shall provide the original Forms I-9s for Hired Employees to Purchaser. Seller will retain all other employee files and/or records related to the Hired Employees created or maintained by Seller or otherwise related to the Hired Employees’ employment with Seller.”

(i)	The chart on Schedule 2.05(a)(iii) “Estimated New Site Development Costs” is omitted and deleted in its entirety and replaced with the following:

Site #	Address	Estimated Development Costs	Open/Anticipated Open Date
11474	3850 N. Duke Street, Durham, NC	$1,986,742	03/28/2016
11554	3704 New Bern Ave, Raleigh, NC	$1,720,321	12/30/2015
		$3,707,063

4.
Ratification of the Agreement. Except as otherwise amended hereby, the terms and covenants of the Agreement are hereby verified and ratified by Seller, Purchaser, and Guarantor, and remain in full force and effect.

5.	Miscellaneous.

(a)	In the event of a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall control.

(b)	The Agreement and this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns.

(c)
This Amendment may be executed in counterparts by the parties and all such counterparts when taken together shall be deemed to be one original. Delivery of an executed counterpart of this Amendment by facsimile or other electronic means shall be equally as effective as delivery of an original counterpart of this Amendment.

(d)	This Amendment shall be governed under the laws of the State of Ohio.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year above first written.

SELLER:

WENDY’S INTERNATIONAL, LLC, an Ohio limited liability company

By:

Print Name:

Title:

By:

Print Name:

Title:

Legal Approved:    ______

[Signatures continue on following page]
PURCHASER:

NPC QUALITY BURGERS, INC., a Kansas corporation

By:

Print Name:

Title:

[Signatures continue on following page]
GUARANTOR:

NPC INTERNATIONAL, INC., a Kansas corporation

By:

Print Name:

Title:

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DB02/0502991.0000/9845195.2 WP01